Exhibit 16




October 14, 1999

Mr. David Brewick, President
Belmont Bancorp
P.O. Box 249
St. Clairsville, Ohio 43950

Dear Mr. Brewick:

In accordance with the requirements of the Securities and Exchange Commission Practice Section of the American Institute of CPA's Division for CPA Firms, we hereby acknowledge that the client-auditor relationship between Belmont Bancorp and S. R. Snodgrass, A.C. has ceased effective with your communication to us of October 13, 1999.

Sincerely,

S. R. SNODGRASS, A.C.
Certified Public Accountants


Michael A. Zeno, CPA
Principal


MAZ:mag

Copy: Office of the Chief Accountant, U.S. Securities and Exchange Commission


S. R. Snodgrass A.C.

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